Exhibit 99.2

Abitibi-Consolidated Inc.

US GAAP Reconciliation

Consolidated results for the six months ended June 30, 2007 and 2006, and consolidated balance sheets as of June 30, 2007 and December 31, 2006

Abitibi-Consolidated Inc.

US GAAP Reconciliation

Consolidated results for the six months ended June 30, 2007 and 2006, and consolidated balance sheets as at June 30, 2007 and December 31, 2006

(in millions of Canadian dollars, unless otherwise noted)

Differences between Canadian and United States generally accepted accounting principles

The interim consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ in some respects from United States generally accepted accounting principles (“US GAAP”). Significant measurement differences in accounting principles are described in note 29 of the Company’s most recent annual consolidated financial statements. The following represents the material adjustments to the unaudited consolidated balance sheet as at June 30, 2007 and the audited consolidated balance sheet as at December 31, 2006, and to the unaudited consolidated statements of earnings for the six months ended June 30, 2007 and 2006 in order to conform to US GAAP.

a)	Net earnings adjustments

The following table provides a reconciliation of the net earnings under Canadian GAAP to US GAAP:

	Six months ended June 30
	2007		2006
	$		$
Net earnings, as reported in the consolidated statements of earnings per Canadian GAAP		78		124
Current year adjustments
Deferred financing fees (8)		(3)		—
Contract for the purchase of energy (7)		2		1
Income tax effect on the above adjustments		—		—

Net earnings, as adjusted per US GAAP		77		125

Per common share (basic and diluted), as adjusted per US GAAP

Net earnings, as adjusted per US GAAP		0.17		0.28

All numerical references in this table relate to note d).

b) Condensed consolidated balance sheets

The following table presents the condensed consolidated balance sheets under Canadian and US GAAP:

	June 30 2007		December 31 2006
	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP
	$	$	$	$
Assets
Current assets (1) (3)	1,388	1,369	1,371	1,354
Timberlands held for sale	26	26	—	—
Investments (3)	8	31	10	32
Property, plant and equipment (3)	3,704	3,671	3,984	3,950
Intangible assets	451	451	460	460
Employee future benefits (5)	370	23	328	19
Future income taxes (5)	296	328	322	354
Other assets (8)	173	209	190	190
Goodwill (4)	1,294	1,252	1,297	1,254

	7,710	7,360	7,962	7,613

Abitibi-Consolidated Inc.

US GAAP Reconciliation

Consolidated results for the six months ended June 30, 2007 and 2006, and consolidated balance sheets as at June 30, 2007 and December 31, 2006

(in millions of Canadian dollars, unless otherwise noted)

	June 30 2007		December 31 2006
	Canadian GAAP	US GAAP	Canadian GAAP	US GAAP
	$	$	$	$
Liabilities and shareholders’ equity
Current liabilities (1) (2) (3)	1,095	1,091	857	896
Long-term debt (2) (3)	3,433	3,410	3,792	3,731
Employee future benefits (5)	160	784	162	877
Future income taxes (5) (7)	538	249	629	322
Other long-term liability (7)	—	15	—	17
Non-controlling interests (5)	78	72	71	65
Shareholders’ equity (1) (4) (5) (6) (7) (8)	2,406	1,739	2,451	1,705

	7,710	7,360	7,962	7,613

All numerical references in this table relate to note d).

c)	Condensed consolidated statements of cash flows

For the six months ended June 30, 2007 and 2006, there were no significant differences between the statements of cash flows under Canadian GAAP as compared to U.S. GAAP.

d)	Differences between Canadian and US GAAP

1)	Currency options and forward exchange contracts

The Company has outstanding options and/or forward exchange contracts, which it designates as cash flow hedges of anticipated future revenue for a maximum period of two years. On January 1, 2001, under US GAAP, the Company adopted the FASB Statement of Financial Accounting Standards (“SFAS”) 133, Accounting for Derivative Instruments and Hedging Activities, as amended. On January 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3855, Financial Instruments—Recognition and Measurement. This new standard provides for recognition and measurement requirements that are harmonized on this topic with SFAS 133 requirements; therefore, the differences noted below only apply to the earnings for the six months ended June 30, 2006 and to the financial position as of December 31, 2006.

In accordance with SFAS 133, the Company has recorded in its balance sheets the fair value of the options and forward exchange contracts used to hedge a portion of the Company’s revenues. Changes in the fair value of these options and forward exchange contracts are recorded in “Other comprehensive income (loss)”, a separate component of shareholders’ equity until the underlying transaction is recorded in earnings. There were no similar fair value recognitions under Canadian GAAP in 2006. When the hedged item affects earnings, gains or losses are reclassified from “Accumulated other comprehensive income (loss)” to the consolidated statements of earnings on the same line as the underlying transaction (“Sales”). Any ineffective portion of hedging derivative’s change in fair value is recognized immediately into earnings. The fair value of derivative contracts that is recognized in the balance sheets is included within “Current assets” in “Accounts receivable” or within “Current liabilities” in “Accounts payable and accrued liabilities”. Cash flows related to the derivative instruments are included in operating activities.

2)	Interest rate swap contracts

The Company has outstanding interest rate swap contracts, which it designates as a fair value hedge related to variations of the fair value of its long-term debt due to changes in LIBOR interest rates. Under Canadian GAAP,

Abitibi-Consolidated Inc.

US GAAP Reconciliation

Consolidated results for the six months ended June 30, 2007 and 2006, and consolidated balance sheets as at June 30, 2007 and December 31, 2006

(in millions of Canadian dollars, unless otherwise noted)

before the adoption of CICA Handbook Section 3855, on January 1, 2007, outstanding interest rate swap contracts’ fair value was not recognized on the balance sheets. Under US GAAP under SFAS 133, and under Canadian GAAP, since the Company adopted Section 3855, when an interest rate swap contract is designated as an effective fair value hedge of the debt, the swap is measured at fair value on the balance sheets and the offset is applied to the book value of the debt. Any ineffective portion of a hedging derivative’s change in fair value is recognized immediately into earnings. Cash flows related to the derivative instruments are included in operating activities.

3)	Joint ventures

The Company accounts for its joint venture investments using the proportionate consolidation method. Under US GAAP, these joint ventures would be accounted for using the equity method. This difference does not affect net earnings.

4)	Duplicate property provisions

Up to July 1, 2001, Canadian GAAP permitted the acquirer in a business combination accounted as a purchase to adjust to fair value specific assets and obligations of the acquirer as if they were those of the acquired Company. These are referred to as the duplicate property provisions. US GAAP would not have permitted this accounting treatment in accordance with Emerging Issues Task Force Abstract 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination and these costs would have been recorded in earnings.

5)	Employee future benefits

Effective December 31, 2006, the Company adopted SFAS 158, Accounting for defined benefit plans and other post-retirement benefits – an amendment of FASB Statements No. 87, 88, 106 and 132 (R). This standard requires an employer to recognize the over-funded or under-funded status of a defined benefit post-retirement plan as an asset or liability in its statement of financial position and to recognize changes in that status in the year in which the change occurs through “Other comprehensive income (loss)”. There are no such requirements under Canadian GAAP.

Until the adoption of SFAS 158, the provisions of SFAS 87, Employers’ Accounting for Pensions required the Company to record an additional minimum pension liability for plans where the accumulated benefit obligation exceeded plan assets’ fair value. With regards to these plans, an intangible asset was recorded up to the extent of unrecognized past service costs. The balance was recorded net of income tax in “Other comprehensive income (loss)”. There were no such requirements under Canadian GAAP.

6)	Research and development tax credits

Tax credits relating to research and development are recognized in earnings as a reduction of the related expenses, which are part of cost of products sold, when the Company has made the qualifying expenditures and has a reasonable assurance that the credits will be realized.

Under US GAAP, those tax credits have been recorded as a reduction of the income tax expense or an increase of the income tax recovery. The tax credits relating to research and development for the six months ended June 30, 2007 amounted to $9 million (six months ended June 30, 2006—$22 million).

7)	Contract for the purchase of energy

The Company is party to a contract for the purchase of energy signed in 1998 and deemed acquired in April 2000 in the business combination of the Company and Donohue Inc. Under US GAAP, this contract contains embedded derivatives that need to be bifurcated and recorded at fair value with changes recorded in earnings. Under Canadian GAAP, this contract is exempted by virtue of the transition rules of Section 3855 and is accordingly not separately recognized in the financial statements.

8)	Deferred financing fees

Upon adoption of Section 3855 on January 1, 2007, the Company elected to recognize all transaction costs associated to long-term debt into earnings as incurred and accordingly, has written off to opening deficit the balance of deferred

Abitibi-Consolidated Inc.

US GAAP Reconciliation

Consolidated results for the six months ended June 30, 2007 and 2006, and consolidated balance sheets as at June 30, 2007 and December 31, 2006

(in millions of Canadian dollars, unless otherwise noted)

financing costs. No further costs were incurred during the six months ended June 30, 2007. Under US GAAP, these costs continue to be deferred in “Other Assets” and amortized over the term of the respective debt.

e)	Recent accounting developments

Accounting for uncertainty in income taxes

On January 1, 2007, the Company adopted FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes. This standard prescribes a recognition and measurement model for tax positions taken or expected to be taken in a tax return, and provides guidance on the de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN 48 had no impact on the Company’s interim consolidated financial statements.

Fair value measurements

In September 2006, the FASB has issued SFAS 157, Fair Value Measurements. This standard establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Company must apply this standard at the latest on January 1, 2008. The Company is currently evaluating the effect of this standard on its consolidated financial statements.

Fair value option

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS 159 permits all companies to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date. The decision to elect the fair value option may be applied on an instrument by instrument basis, with a few exceptions, is irrevocable, unless a new election date occurs, and is applied to entire instruments only, not to portions of instruments. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this statement on its consolidated financial statements.

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